Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated September 10, 2004, relating to the consolidated financial statements and financial statement schedules of Accredo Health, Incorporated as of June 30, 2004 and 2003 and for the two years in the period ended June 30, 2004, appearing in the Annual Report on Form 10-K of Accredo Health, Incorporated for the year ended June 30, 2004 and to the reference to us under the heading “Experts” in the joint proxy statement / prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

March 23, 2005